Exhibit 99.1

August 28, 2017

Mr. Byrom Walker

El Dorado, Arkansas 71730

Dear Byrom,

Pursuant to a decision by the Executive Compensation Committee of the Board of Directors of Deltic Timber Corporation, attached is the basis of remuneration should our Company experience a Change of Control* during your tenure as Interim Chief Financial Officer

Please review and advise if you have any questions.

Sincerely,

John D. Enlow

President and CEO

* Change in control shall have the same meaning as set forth in the Deltic Timber Corporation 2002 Stock Incentive Plan as amended.

A Change-in-Control (CIC) Agreement with a “double trigger” where in the event a change in control occurs and a direct report to the President and CEO who is an officer of the Company is involuntarily dismissed within two years without cause or suffers (i) a reduction in salary and potential bonus and/or (ii) a meaningful diminution in job responsibility as a consequence of such a change, he would receive the following:

a)	One year base salary and target bonus;

b)	One year of health and such other welfare benefits as do not constitute nonqualified deferred compensation under Internal Revenue Code Section 409A;

c)	Accelerated vesting of all stock options and restricted stock;

d)	A lump sum payment of $20,000 to help defray the expenses of comprehensive executive outplacement services, such payment to be grossed up for all applicable federal and state taxes;

e)	Should any of these actions attract excise tax, they would be grossed up;

f)	Any cash payments made as the result of a dismissal without cause will be paid in one lump sum payment on the 15th day of the month following the month in which dismissal occurs;

g)	Any cash payments made as the result of a reduction in salary and potential bonus and/or a meaningful diminution in job responsibility will be paid in one lump sum payment on the 15th day of the seventh month following the month the direct report separates from service.